Scholastic Reports Fiscal 2013 Second Quarter Results

NEW YORK, Dec. 20, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2013 second quarter ended November 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue for the second quarter was $616.2 million, compared to $685.3 million a year ago. Earnings per diluted share from continuing operations were $1.89, compared to $2.62 in the prior year period, which included one-time expenses of $0.21 per diluted share related to cost reduction actions. As indicated in the Company's November 20, 2012 revised outlook announcement, the results in the current period primarily reflect lower sales of higher margin educational technology products, lower than anticipated sales of The Hunger Games trilogy and lower revenue in School Book Clubs compared to last year, as well as increased investment in ecommerce and ebook initiatives. Consolidated earnings per diluted share were $1.89 in the quarter compared to $2.60 a year ago.

During the second quarter, the Company generated free cash flow (as defined) of $60.4 million, compared to $129.6 million in the prior year period. At quarter end, cash and cash equivalents exceeded the Company's total debt by $103.7 million, compared to net debt (as defined) of $44.4 million a year ago.

"Our second quarter performance is in line with the revised fiscal year 2013 outlook, which reflects deferred decision-making affecting sales of our higher-margin educational technology products as school districts focused their spending on professional development training for the new Common Core State Standards, as well as lower than anticipated sales in the Children's Book Publishing and Distribution segment. However, we were encouraged by the positive uplift in sales in November in our Educational Technology and Trade businesses, as well as good results in School Book Fairs for the quarter, notwithstanding the fairs in the northeast that had to be abbreviated or delayed following Superstorm Sandy. Further, we are pleased with teachers' and parents' enthusiasm for Storia® and the pace of Storia ereader app downloads over the quarter," commented Richard Robinson, Chairman, President and Chief Executive Officer. "We are on track for our MATH 180™ and iREAD™ launches in fiscal 2014 and the introduction of System 44® Next Generation later this fiscal year and remain confident that the alignment of our educational products and services with the new Common Core State Standards will benefit educators, students and our business over the long-term."

Mr. Robinson continued, "We are implementing cost savings initiatives and expect these actions to result in savings in the range of $20 million to $30 million in the remainder of this fiscal year. With our cost savings actions, strong cash position and recently amended long-term credit agreement, we have ample flexibility to continue our investments in technology-based learning products, ebooks and ecommerce, as well as the continued expansion of publishing and product development in southeast Asia, to fuel long-term profitable growth."

Scholastic affirmed the revised outlook for fiscal 2013 that it announced on November 20, 2012. The Company expects total revenue of approximately $1.8 billion to $1.9 billion and earnings per diluted share from continuing operations in the range of $1.40 to $1.60, before the impact of one-time items associated with cost reduction programs and non-cash, non-operating items. In line with the revised outlook, the Company expects free cash flow in the range of $100 million to $120 million.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the quarter was $350.1 million, compared to $393.0 million in the prior year period. In Trade, a strong frontlist and backlist performed well, with series including the new multi-platform Infinity Ring, The Raven Boys by Maggie Stiefvater, and the latest Captain Underpants title from Dav Pilkey, partially offsetting the decline in sales of The Hunger Games trilogy. In School Book Fairs, revenue increased slightly, reflecting overall increased fair count relative to the prior year period. In School Book Clubs, revenue declined approximately 21% compared to the prior year period, primarily due to lower revenue per order and school closings after Superstorm Sandy. Following the September launch of Storia in the Fairs and Clubs channels, the level of Storia e-reading app downloads is on track with expectations. Overall segment operating income was $68.9 million, compared to $108.7 million in the prior year period, as a result of the lower revenue and higher spending on ecommerce and ebooks initiatives, including the Storia introduction.

Educational Technology and Services. Segment revenue in the quarter was $52.2 million, compared to $65.4 million in the prior year period, primarily due to decreased sales of educational technology products in the current quarter as a result of lower spending by school districts, and a significant sale of adoption product in Texas in the prior year period. Sales of educational technology products were bolstered by an increase in product purchases in November, which were in line with the previous November. Segment operating income was $5.3 million, compared to $14.6 million in the prior year period, reflecting the decrease in sales of the Company's higher margin educational technology products for the quarter.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter was $53.2 million, compared to $58.7 million in the prior year period, when results benefited from significant nonrecurring contracts with Reading Is Fundamental. Strong sales of classroom magazines have been driven by schools' growing need for non-fiction content in order to meet Common Core State Standards. Segment operating income was $7.4 million versus $10.3 million in the prior year period.

International. Segment revenue in the quarter was $143.7 million, compared to $144.1 million in the prior year period, primarily reflecting lower sales in Canada that were partially offset by strong performance in Australia and the UK and a favorable foreign exchange impact of $1.8 million. Segment operating income was $24.7 million, compared to $26.6 million in the prior year period.

Media, Licensing and Advertising. Segment revenue in the quarter was $17.0 million, compared to $24.1 million in the prior year period, as a result of higher consumer magazine sales in the previous quarter and lower console sales in the current quarter. Segment operating income decreased to $1.4 million, compared to $2.5 million in the prior period, largely as a result of lower sales.

Other Financial Results. Corporate overhead in the second quarter was $6.8 million, compared to $22.7 million in the prior year period, which included a non-cash loss on sublease arrangements of $6.2 million ($0.12 per diluted share), in addition to one-time expenses related to a voluntary retirement program of $4.7 million ($0.09 per diluted share). Excluding these items, which were both related to cost savings initiatives, corporate overhead in the previous year period was $11.8 million. To date during fiscal 2013, the Company has spent approximately $1.5 million on opportunistic share repurchases and has approximately $30 million remaining under its previously authorized limits for open market share repurchases.

Year-to-Date Results

For the first half of fiscal 2013, revenue was $909.8 million, compared to $1,003.3 million in the prior year period. Earnings per diluted share from continuing operations in the first half of the fiscal year were $0.92, compared to $1.83 a year ago, including one-time, partly non-cash charges of $0.25 in the previous period. Lower results were attributable to strong sales of The Hunger Games trilogy and high margin educational technology products in the previous year period. The Company reported consolidated earnings per diluted share in the first half of fiscal 2013 of $0.91, compared to $1.75 a year ago. On a year-to-date basis, the Company generated free cash flow of $64.4 million, compared to $61.6 million in the previous year.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 20, 2012. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (800) 585-8367 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 78748193. The recording will be available through Friday, December 28, 2012.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books and ebooks, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/12	11/30/11	11/30/12	11/30/11

Revenues	$616.2	$685.3	$909.8	$1,003.3

Operating costs and expenses:
Cost of goods sold	263.4	285.7	414.5	446.1
Selling, general and administrative expenses (1)	231.2	234.6	404.6	408.9
Bad debt expense	4.0	3.3	4.5	4.7
Depreciation and amortization	16.7	15.5	32.8	30.6
Loss on leases (2)	-	6.2	-	6.2
Total operating costs and expenses	515.3	545.3	856.4	896.5

Operating income (loss)	100.9	140.0	53.4	106.8

Interest expense, net	3.7	3.9	7.4	7.8

Earnings (loss) from continuing operations before income taxes	97.2	136.1	46.0	99.0

Provision (benefit) for income taxes	35.3	52.8	16.1	40.8

Earnings (loss) from continuing operations	61.9	83.3	29.9	58.2

Earnings (loss) from discontinued operations, net of tax (3)	(0.1)	(0.5)	(0.2)	(2.5)

Net income (loss)	$61.8	$82.8	$29.7	$55.7

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings (loss) from continuing operations	1.93	2.66	0.94	1.86
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.02)	(0.01)	(0.08)
Net income (loss)	1.93	2.64	0.93	1.78

Diluted:
Earnings (loss) from continuing operations	1.89	2.62	0.92	1.83
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.02)	(0.01)	(0.08)
Net income (loss)	1.89	2.60	0.91	1.75

Basic weighted average shares outstanding	31.9	31.2	31.7	31.1
Diluted weighted average shares outstanding	32.7	31.7	32.4	31.6

(1)	For the three and six months ended November 30, 2011, the Company recorded a pretax severance charge of $4.7 and $6.8, respectively, for a voluntary retirement program.

(2)	For the three and six months ended November 30, 2011, the Company recognized a non-cash loss on sublease arrangements of $6.2.

(3)

The Company closed or sold several operations prior to fiscal 2013, and presently holds for sale one facility.  All of these businesses are classified as discontinued operations in the

Company's financial statements.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/12	11/30/11	Change		11/30/12	11/30/11	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$102.9	$129.8	($26.9)	(21%)	$110.4	$138.7	($28.3)	(20%)
Trade	51.1	68.6	(17.5)	(26%)	104.2	128.2	(24.0)	(19%)
Book Fairs	196.1	194.6	1.5	1%	206.6	203.6	3.0	1%
Total revenue	350.1	393.0	(42.9)	(11%)	421.2	470.5	(49.3)	(10%)
Operating income (loss)	68.9	108.7	(39.8)	(37%)	13.7	58.5	(44.8)	(77%)
Operating margin	19.7%	27.7%			3.3%	12.4%

Educational Technology and Services
Revenue	52.2	65.4	(13.2)	(20%)	132.2	162.0	(29.8)	(18%)
Operating income (loss)	5.3	14.6	(9.3)	(64%)	30.1	53.4	(23.3)	(44%)
Operating margin	10.2%	22.3%			22.8%	33.0%

Classroom and Supplemental Materials Publishing
Revenue	53.2	58.7	(5.5)	(9%)	91.1	104.4	(13.3)	(13%)
Operating income (loss)	7.4	10.3	(2.9)	(28%)	4.8	12.4	(7.6)	(61%)
Operating margin	13.9%	17.5%			5.3%	11.9%

International
Revenue	143.7	144.1	(0.4)	(0%)	233.9	231.8	2.1	1%
Operating income (loss)	24.7	26.6	(1.9)	(7%)	27.5	26.5	1.0	4%
Operating margin	17.2%	18.5%			11.8%	11.4%

Media, Licensing and Advertising
Revenue	17.0	24.1	(7.1)	(29%)	31.4	34.6	(3.2)	(9%)
Operating income (loss)	1.4	2.5	(1.1)	(44%)	1.4	(2.1)	3.5	167%
Operating margin	8.2%	10.4%			4.5%	-6.1%

Overhead expense	6.8	22.7	15.9	70%	24.1	41.9	17.8	42%

Operating income (loss) from continuing operations	$100.9	$140.0	($39.1)	(28%)	$53.4	$106.8	($53.4)	(50%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/12	11/30/11

Continuing Operations
	Cash and cash equivalents	$257.3	$114.0
	Accounts receivable, net	272.9	288.1
	Inventories, net	356.4	376.2
	Accounts payable	208.1	146.0
	Accrued royalties	52.7	50.8
	Lines of credit, short-term debt and current portion of long-term debt	0.7	5.7
	Long-term debt, excluding current portion	152.9	152.7
	Total debt	153.6	158.4
	Total capital lease obligations	57.6	56.1
	Net debt (1)	(103.7)	44.4

Discontinued Operations
	Total assets of discontinued operations	7.0	9.3
	Total liabilities of discontinued operations	1.9	0.7

Total stockholders' equity		876.7	791.5

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/12	11/30/11	11/30/12	11/30/11

	Net cash provided by (used in) operating activities	$93.2	$157.1	$127.4	$107.8
	Less: Additions to property, plant and equipment	15.9	13.6	30.4	20.8
	Pre-publication and production costs	16.9	13.9	32.6	25.4

	Free cash flow (use) (2) (3)	$60.4	$129.6	$64.4	$61.6

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and six months ended November 30, 2012 and November 30, 2011.

CONTACT: Scholastic Corporation, Investors, Gil Dickoff, +1-212-343-6741, investor_relations@scholastic.com or Media, Kyle Good, +1-212-343-4563, kgood@scholastic.com